Exhibit 99.1
QUALITY SYSTEMS, INC., #4442392
QUALITY SYSTEMS, INC. FISCAL 2011 FOURTH QUARTER AND
YEAR-END RESULTS CONFERENCE CALL
May 26, 2011, 11:00 ET
Chairperson: Steven Plochocki (Mgmt.)

Operator:	Good day, ladies and gentlemen, thank you for standing by. Welcome to the Quality Systems, Inc., Fiscal 2011 Fourth Quarter and Year-End Results Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you would like to ask a question, please press star, followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star, followed by the two. If you are using speaker equipment, you will need to lift the handset before making your selection. This conference is being recorded today, Thursday, May 26th of 2011.

I’d now like to turn the conference over to Mr. Steven Plochocki. Please go ahead, sir.

Steven Plochocki:	Thank you, Elisa, and welcome to the Quality Systems Fiscal 2011 Fourth Quarter and Year-End call. With me this morning are Paul Holt, our CFO; Pat Cline, President of Quality Systems; Scott Decker, NextGen Healthcare President; Donn Neufeld, the Executive Vice President of EDI and Dental; Steve Puckett, the Executive Vice President of our Inpatient Solutions Division; and Monte Sandler, Executive Vice President of Practice Solutions.

Please note that the comments made on this call may include statements that are forward-looking within the meaning of securities laws, including, without limitation, statements related to anticipated industry trends, the Company’s plans, products, perspectives and strategies, preliminary and projected, and capital equity initiatives and the implementation of potential impacts of legal, regulatory, or accounting requirements.

I’ll provide some opening comments and then turn it over to Paul.

The Company reported record net revenues of 97.1 million for fiscal 2011 fourth quarter, up 24% from the 78.5 million reported in the comparable period a year ago. For the 2011 fourth quarter, net income reached 18.6 million, an increase of 42% when compared with net income of 13.1 million for the same period last year. Fully diluted earnings per share were $0.64 in the fiscal 2011 fourth quarter, a 42% increase, versus $0.45 fully diluted earnings per share for fiscal 2010 fourth quarter. Revenue for the fiscal year ended March 31st, 2011 reached 353.4 million, rising 21% when compared with fiscal 2010 revenue of 291.8 million. Net income for fiscal year 2011 was 61.6 million, an increase of 27%, versus net income

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of 48.4 million for the 2010 fiscal year. Fully diluted earnings per share increased to 2.12 for fiscal year 2011, up from $1.68 earned during fiscal year 2010, an increase of 26%.

The record fourth quarter and year-end results were positively impacted by the onset of the stimulus plan. The last quarter of our fiscal year marked the first full quarter under the stimulus plan of the American Recovery and Reinvestment Act. As we have stated, we have spent much time preparing all facets of our organization for this important point in time. As we enter the front end of the stimulus, where regulations are now finalized, meaningful use standards have been established, and our products certified, the rubber is hitting the road as it relates to benefitting from this stimulus period. It’s been a long time in coming and, nonetheless, we are now here.

Our preparation for the front end of the five-year stimulus period puts us in a strong position. We’ve just completed a record quarter and record year; our strong pipeline continues to get stronger and build momentum, and Scott will talk to you about that; our sales organization is continually producing at a higher level every quarter; our four divisions are progressing towards their deliverables; and we’ve just completed the first quarter of the 20-quarter stimulus period, as health care continues its speed change transition towards a paperless and electronic health care system. We like the position we’re in and we’ve built a nice foundation for the future.

Paul, will you take us through the financials, please?

Paul Holt:	Will do. Thanks, Steve, and hello, everybody. I’m very pleased to be able to report a record quarter with strong results from all of our business segments, including our newest segment, which we’re very excited about, NextGen Inpatient Solutions. NextGen Inpatient Solutions focuses on the hospital market. We are now going to be reporting that separate from NextGen Ambulatory. Our Form 10-K will include more details regarding this new reporting segment which offers both financial and clinical applications to the hospital market.

To summarize, we now have four reporting segments: NextGen, NextGen Inpatient Solutions, NextGen Practice Solutions, and QSI Dental. I’m going to provide more details later in my presentation, but all four of our business segments turned in outstanding results this past year, contributing to our strong performance. All of our business segments grew revenues in the double digits in fiscal 2011.

I’m going to begin my comments with a brief overview of our total fiscal year results, followed by quarterly results, and then a balance sheet recap.

As Steve mentioned, our total 2011 fiscal year revenue came in at a record 353.4 million, which is a 21% increase compared to last year’s 291.8

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million. Our fiscal year results include approximately 17.9 million in revenue associated with our Inpatient Solutions segment, which was created from our acquisitions, Opus in February, 2010, and Sphere in August, 2009. Earnings for the full fiscal year were $2.12 per fully diluted share. That’s a 26% increase year-over-year.

So, moving on to our quarterly results, our record fourth quarter revenue of 97.1 million represents a 24% increase over the prior year revenue of 78.5, and diluted earnings per share of $0.64 was up 42% from the prior year $0.45 per share. Reflecting strong execution by our sales force, Consolidated Systems sales grew 26% over the year ago quarter to a record 36.7 million, compared to 29 million in the prior year quarter. Consolidated maintenance revenue cycle, EDI, and other service revenue grew 22% to 60.5 million, compared to 49.5 million in the prior year quarter. We benefitted from year-over-year growth in all of our major service revenue categories, with our largest categories, maintenance, EDI, and revenue cycle growing at 21%, 17%, and 27%, respectively.

Our consolidated gross profit margin this quarter came in at 66%. That’s up from a year ago quarter which was 64% and the previous quarter which was 64.8%, and our gross margin was up primarily due to a strong performance in software license revenue, which is included in systems sales during the quarter.

Our SG&A expense, that’s excluding amortization, increased by approximately 4.1 million to 29.3 million in the fourth quarter, compared to 25.2 million a year ago, and this increase was primarily driven by increased headcount and selling related expenses, including commissions. Our strong revenue growth helped us leverage our SG&A expense and bring those expenses, as a percentage of revenue, down to 30.2%, compared to 32.1% a year ago.

R&D spend was up to 5.8 million, a 35% increase, compared to the prior year quarter, and a 7% increase on a sequential basis.

Our effective tax rate this quarter, at 34.9%, was higher than last quarter’s tax rate of 32.1% and down slightly from the year ago tax rate of 35.2%. If you recall, in the prior quarter we benefitted from a catch up of R&D tax credits which brought our tax rate down to 32.1%, and this quarter we’re about even with our full year effective tax rate at 34.8%.

We’re going to now turn to our segment revenue and operating income performance, which, I also want to point out, does not include any allocation of corporate expenses or amortization of intangible assets related to acquisitions.

So, NextGen revenue is up to 73,661,000; that’s up 21% over the prior year. Operating income was 30,735,000; that’s up 28% over the prior year. Our QSI Dental division revenue was 5,646,000; that’s up 21% over

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the prior year. Operating income was 1,317,000, and that’s up 35% over the prior year.

Practice Solutions revenue of 12,660,000 was up 22% over the prior year. Operating income 1,477,000, and that’s up 133% over the prior year.

Our Inpatient Solutions Revenue of 5,142,000 also turned in an operating income of 1,751,000.

I’m not going to present year-over-year comparisons because they’re not meaningful, in that we did not own Opus for a full quarter a year ago.

Moving on to our balance sheet, during fiscal 2011, we generated 70.1 million in cash from operations, which was the primary reason we were able to pay a $34.7 million cash dividend, while also growing our cash and marketable securities balance by 26.0 million during the year. Our total cash and marketable securities this quarter was 117.7 million, or $4.04 per diluted share—or per share, I’m sorry, compared to 91.8 million, or $3.19 at the end of the prior year.

Our DSO’s net of amounts included in both accounts receivable and deferred revenue stayed flat with last year at 79 days. Our DSO space on a gross basis, which is presented on our balance sheet, increased to 131 days versus 125 days a year ago. On a sequential basis, our DSO’s increased as well, by nine days. Our gross DSO number was impacted by a significant amount of deferred services which were sold during the quarter, which coincided with our strong systems sales results.

Reflecting the strong systems sales that I just mentioned, our current deferred revenue balance increased to $76.7 million, compared to 64.1 million just last quarter.

Finally, for those of you who are tracking this, our non-cash expenses for the quarter break down as follows: total amortization of capitalized software approximately 1.8 million; amortization of intangible assets 830,000; total depreciation expense approximately 1.1 million; stock option compensation expense approximately 1 million; internally generated capitalized software investments equaled about 2 million; and we had fixed asset investments of approximately 2.8 million.

I’d like to thank you all for being on this call and your interest in our Company, and I’ll turn things over to Pat Cline, President of Quality Systems.

Pat Cline:	Thank you, Paul. Good morning, everyone. I’m also very pleased with the Company’s performance during our fourth quarter and with our year-over-year results. Once again, our sales force did a terrific job. I don’t want to steal the thunder of the business unit leaders on the call, so I’ll let them give you a number of details, but I will say I think the Company has

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a great plan and a very bright future. The Company is working hard today on its next generation of web-based technology, our mobile platforms, new patient and consumer initiatives, the integration of our inpatient and outpatient products, and a number of other things that we feel will really differentiate us from our competition. We are also working on a number of other new initiatives and partnerships, the details of which I can’t go into at this point, but we’re excited about them nonetheless. Before I turn things over, I would like to thank our employees for a job well done and our customers for the confidence they continue to express. Scott?

Scott Decker:	Thanks, Pat, and good morning, everybody. For the Ambulatory Division, as Paul pointed out, we had another excellent quarter with top line growth of 21% and operating income growth of 28%. So, I think we’ve definitely turned the corner now with two very good quarters.

To give you some metrics that I’ve shared for the last several quarters, we signed 102 new contracts this quarter for ambulatory versus 88 last quarter. Note, I am now breaking out ambulatory versus inpatient. So, that’s 102 this quarter versus 88 last quarter just for ambulatory. Discounting did not materially change, so it continues to be a competitive market, but fairly equivalent to the last several quarters, from a discounting standpoint. Quota carrying sales and management positions for the ambulatory division are 89 as of March 31st versus 94 last quarter; once again that’s just ambulatory. The pipeline, which is a combination of ambulatory and inpatient, for this quarter is 168 million versus 156 that we reported last quarter.

Two other things I would just highlight. I know there’s continued interest in how we’re doing in the rec. We now have 50 of 54 recs that have made selections, chose NextGen, so that’s 50 of the 54, with 30 of those naming NextGen as preferred or partner vendor. We’re also now beginning to see rec qualification as part of some of the RFP’s and contracts that we’re being asked to respond to , which makes it that much more important with our very high percentage of wins in the recs across the country.

The last thing I’ll note is just the meaningful use of progress. I’m very pleased with the progress our clients are making in the rollout of the technology that will qualify them. We have numerous clients who have already begun receiving Medicaid funds and, as you maybe noted this morning in our press release, we actually had one of the very first in the country, client, Springfield Better for Family Medicine, recognized by OMC last week at our press conference as being one of the very first Medicare recipients. So, we feel like we’re very well positioned to help our clients get to some meaningful use.

I’ll just end by thanking all the clients and, really, the staff of NextGen who have been working so hard over the last 12 months as everything has been gearing up. I think we really have the best in front of us. So, thank you to the staff and clients. I’ll turn it over to Donn Neufeld.

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Donn Neufeld:	Thank you, Scott. Good morning, everyone. QSI Dental had record revenues for Q4 and for fiscal year ’11. We continued to have success selling QSI electronic dental record integrated with NextGen, EPM, and EMR. We have added 14 new joint sales during this quarter. The QSI dental pipeline is approximately 7.1 million. NextGen EDI had record revenue and operating income in Q4 and FY ’11.

Thanks to everyone on this call for their support in our Company. With that, I’ll turn it over to Steve. Steve?

Steven Plochocki:	Thanks, Donn. As a new division, Inpatient Solutions is happy to report an end to a very successful first year for our new hospital product line. We now sell our inpatient financial and clinical applications as one compelling offer to the hospital market, in particular, the underserved rural and small community ones. We are happy to report that we are continuing to see success with these products.

Some of the fiscal year highlights for us include the achievement of meaningful use, the continual integration of our product line with our ambulatory family of products, and the integration of our acquired entities into one cohesive and, therefore, stronger division. Our Q4 highlights include the addition of another four hospital sales into our client family, thereby bringing our collective total to more than 100 now. So, we are excited to reach this significant milestone in our newest market segment after only one full year of operation.

So, in summary, it was another strong quarter for us and we continue to be excited about the opportunities ahead.

With that, I’d like to turn it over to Monte Sandler.

Monte Sandler:	Thanks, Steve. Good morning, everyone. I’m pleased with the progress we continue to make in Practice Solutions our RCM business unit. We realized strong revenue growth and considerable margin improvement to our recurring revenue model in fiscal 2011. Our focus was geared toward continuing the integration of HSI and TMP, and our overall service delivery. For fiscal 2012, in addition to service delivery, our focus will be on sales and marketing.

We have recently added a new practice solutions sales specialist in an effort to continue to support the NextGen sales force. In addition, we’ve implemented new tools to help our sales teams continue to sell our services.

We are watching the changing health care landscape closely and feel that we are well positioned to help providers optimize their revenue cycle. We continue to see the patient portion of health care reimbursement increase faster than any other payer class, and are gradually working with our

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customers and vendors to help them collect these dollars. We are also closely watching evolution of ACO’s, the implementation of 5010, and the future of Medicare reimbursements, to name a few.

Again, we feel that we are well positioned to help our providers navigate the changing environment and optimize their revenue cycle with our full-service, all payer, best practice model that is built on NextGen’s industry leading software platform.

Thanks for your time and interest in our Company. Operator, we’ll now take questions.

Operator:	Thank you. Ladies and gentlemen, we will begin the question and answer session at this time. If you’d like to ask a question, please press the star, followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star, followed by the two. If you’re using speaker equipment, you will need to lift the handset before making your selection.

Our first question comes from the line of Michael Cherny with Deutsche Bank. Please go ahead.

Michael Cherny:	Hi, guys.

Steven Plochocki:	Hello.

Michael Cherny:	I just want to dig a little bit more into the new contract. I know we’ve talked about this in the past quarters, but can you give a little bit more color in terms of, you know, the contracts that you are winning, who’s making the decisions now to make those purchases? Are there certain areas of the market where people are being more aggressive, whereas others are kind of taking a wait-and-see approach until they see some of their, you know, other brethren make their purchases, just some color about who’s buying from you guys now.

Steven Plochocki:	Scott, do you want to take that one?

Scott Decker:	Yes, I’ll go ahead and start. I would think we are seeing actually pretty good activity across the board. I would have characterized, maybe a quarter or two ago, that clearly some of the larger clients with broader resources, who could see a very clear economic path to the value of getting literally hundreds of physicians up and running, were early movers on this. But, I would say the last quarter or two, it’s been fairly broad based across all of our segments, meaning small, medium and large practices; and, probably increasingly, maybe the fastest growing trend is just with hospitals who are trying to get ready for the accountable care market, accelerating their plans on both acquiring physician practices and making sure they have the EHR chart technology that they’re going to need to manage clinical outcome.

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Michael Cherny:	Great, and then with regards to the inpatient segment, you know, you guys have always had success so far in kind of the rural market. As you continue to grow that segment, is there a thought process that you might try and go further upscale to some of the large hospitals, or are you going to continue to focus on that kind of smaller critical access market?

Pat Cline:	This is Pat. We continue, at this point, to target the small hospital market. At some point in the future we’ll likely move up market, but right now the small hospital market has many more targets, in fact thousands more, available in the market, and that segment, also, has the biggest need and the weakest competition. So, it’s a great place for us to be right now. We also continue to value our relationship with Siemens, and we partner with Siemens still on the high end, the large hospitals, but in the future I guess the bottom line answer is you probably will see us come up market somewhat.

Michael Cherny:	Great. Thanks.

Pat Cline:	You’re welcome.

Operator:	Thank you. Our next question comes from the line of Jamie Stockton with Morgan Keegan. Please go ahead.

Jamie Stockton:	Hi. Good morning. Thanks for taking my questions. I guess, to follow-up on the inpatient topic, one question that I’ve got is whether or not you guys are seeing a benefit from the initial Medicaid checks that have gone out? It seems like those are fairly lucrative for the small more rural facilities, and I was wondering if that sparked a little more demand in that segment?

Steven Plochocki:	Yes, this is Steve, I can respond to that. We have seen that in a couple of our clients. The Medicaid was actually the first ones to go. We’re actually seeing a lot of the small rural community actually looking for those first to actually help fund some of the new purchases, too. So, we are seeing that, yes.

Jamie Stockton:	Okay, and I guess, you know, I know these are just rumors, but you guys have been rumored to be looking at a couple of other inpatient platforms that have kind of catered to that small hospital market. Without commenting on any specific deal, I guess, could you give us a feel for whether or not you feel like you need to buy any more footprint in that market, or are you satisfied with the solution that you’ve got now and feel like you can just grow it organically?

Pat Cline:	This is Pat. Since you’ll see this in our filings, anyway, I’ll go ahead and let you know that we did recently acquire a company called IntraNexus. Right now we’re working on integrating the company into our Inpatient business unit. The platform, essentially, is a very scalable inpatient

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financial system that we’re currently interfacing and, again, we’ll be integrating and will become the basis of our new web-based financial offering. We’re also happy to welcome their customer base, the Internexus customer base, and we look forward to supporting them and helping them reach their goals, including helping getting them to meaningful use with our world-class inpatient EHR.

To give you a little bit more texture, we just felt it was important that we have a more scalable inpatient financial platform sooner rather than later, because so many of these small and, as we talked about moving upstream, mid-sized community hospitals would like to purchase both the EHR and the financial platform, and with that acquisition, we now have over 100 hospitals on our Inpatient systems and we think a terrific foundation as we move forward with that business.

Jamie Stockton:	Okay, and just to follow up on that, Pat, roughly, the existing customer footprint for IntraNexus, do you have a rough number?

Pat Cline:	It’s a relatively small customer base. Steve just mentioned to me that they have about 30 hospitals.

Jamie Stockton:	Thank you.

Pat Cline:	You’re welcome.

Operator:	Thank you, and our next question comes from the line of Donald Hooker with Morgan Stanley. Please go ahead.

Donald Hooker:	Hi. Good morning. Thank you for taking my call. I’m just sort of tracking your NextGen pipeline. I mean, is there anything in that pipeline that’s different in the past, such that it’s converting at a slower rate into revenues in the coming quarters? It just seems like, if I’m doing my math right, that that pipeline is growing much faster than has been the case for several quarters. Is there anything in that pipeline or how you’re calculating it that has changed?

Pat Cline:	We don’t think so. We haven’t changed the calculation methodology. I think maybe a little bit of that is the inpatient side pipeline is growing as we begin to market those platforms, and while we don’t want to get into the breaking out the pipeline for you, I think that’s a little bit of it, but, no, I don’t think we’re calculating it any differently and we’re real happy to see the pipeline number coming up as it is.

Donald Hooker:	So, if I’m interpreting what you’re saying right, I guess, perhaps, the—you feel like that the definition there, that a 50% chance of converting that pipeline and the revenue still exists, but perhaps the implementations or the sales cycles are taking a little bit longer; is that a fair way to phrase it?

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Pat Cline:	No, not necessarily. I wish I could tell you, Don, that it’s an exact science, but it’s just not. It’d be nice to be able to have a model or a spreadsheet that can directly translate that pipeline to revenue, but, you know, one large deal might swing that model pretty wildly. So, all I can tell you is that there’s not a big change in the way we’ve done things, all of our leads and the progress that we’re making, and the status and the forecast are maintained within salesforce.com, and it’s a pretty objective set of criteria that we use to report the pipeline. I don’t think I can help you anymore than that.

Donald Hooker:	That’s fine, and I guess maybe another related question kind of looking at that pipeline, which is growing nicely, obviously. In the past, I don’t think you had done much in the way of subscription or pricing or revenue for your deals, but is there any change there in terms of a movement away from the traditional licensed software to the subscription software?

Pat Cline:	We’re seeing some of the market move that way, but in the quarter that we just reported, I think we actually may have done fewer subscription based deals than the prior quarter. It’s tending to run somewhere between a low single digit and maybe the upper teens as far as number of subscription contracts per quarter. We think over a period of years there’ll be more of the market moving towards subscription based models, but, you know, you wouldn’t be able to see a wild shift quarter to quarter.

Donald Hooker:	Okay, and let me squeeze one last one in. Were there any large single deals in the quarter, like a 3 million cost kind of size deal that closed in inter P&L?

Pat Cline:	A pretty normal mix. There was a deal that, I believe, approached 3 million, and maybe a couple of others north of 1 million but, again, nothing crazy as far as being out of line with the past.

Donald Hooker:	Great. Thank you.

Pat Cline:	You’re welcome.

Operator:	Thank you, and our next question comes from the line of Constantine Davides with JMP Securities. Please go ahead.

Constantine Davides:	Great. Thanks. Guys, a lot of speculation lately that Stage 2, there’s a potential for that to be delayed or perhaps the bar is going to be lowered in order to stay on schedule. Can you just tell us what you’re hearing, what your thoughts are around that, and then in the conversations with the prospects in your pipeline, how they’re thinking about the potential for a delay?

Pat Cline:	Scott, you’re probably a little closer to that situation than I am.

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Scott Decker:	Yes. I would say you’re summary of the rumors is the same thing we’re hearing, and some of that, I think, directly coming from ONC. My gut would say that we will see a delay in Stage 2 criteria. Now, with that said, I think there’s a lot of speculation that filters around Stage 1, people who have met it can start receiving Stage 2 funding, so I don’t think it’s going to have any material impact on slowing down the market. It’s just sets the bar a little lower, potentially, for the physicians to get their funding. So, you know, from a logistics standpoint, I think we can all see that really the timing of the current rolling out of Stage 2 criteria, and the amount of time we, as vendors, would have to implement it, and then our clients implementing it, you know, the math just doesn’t work. So, I’m pretty confident that we’ll see an adjustment. I, at this point, don’t see that the adjustment will hurt us in any way.

Constantine Davides:	Okay, and then Steve or Paul, I guess, any color around your growth expectations for fiscal ’12? I think many of us were hoping to wrestle some kind of color or guidance out of you on this call.

Steven Plochocki:	The type of guidance we can provide you is that we are in general agreement with the consensus view of the analysts in terms of their projections for revenue and EPS for fiscal year 2012. So, the consensus view, which is well documented, is something we’re in general agreement with.

Constantine Davides:	All right. Thank you.

Operator:	Our next question comes from the line of George Hill with Citigroup. Please go ahead.

George Hill:	Hey, good morning, guys, and thanks for taking the question. I guess, Steve, I’ll start off with the first one to you. You were talking a little bit before about providing guidance. I guess this isn’t the year for that, right?

Steven Plochocki:	I just made a statement. You may have not heard it.

George Hill:	Oh, I’m sorry, I must have picked up the phone.

Steven Plochocki:	But, I will repeat it. The management is in general agreement with the consensus view of analysts for their projections for fiscal year 2012 for revenue and EPS.

George Hill:	Okay. Well, I’ll take that. Then, I guess, Pat, I wanted to circle back on your comments on partnerships, and I recognize that you wouldn’t discuss, maybe, specifically what you’re looking at, but, I guess, could you give any color around what you find interesting; and then just follow that up with on the Siemens side, we’ve actually heard from some customers that Siemens is considering discontinuing the partnership with Quality Systems, and I guess, you know, are those conversations that you guys are

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having and how would you think about going to market ex that partnership?

Pat Cline:	We have, as I mentioned, a terrific relationship with Siemens and, as far as we know, and we talk to their most senior people constantly, that rumor or those statements are unfounded. What Siemen is doing is they’re building out some software on the ambulatory side that I think maybe fills or plays into that thought, but that’s years down the road, and I believe both organizations enjoy the partnership. On the other partnerships, again, I’m excited about them, I can’t wait to tell you about them, I just can’t give you any more color on that at this point.

George Hill:	Okay, right. I appreciate the comment.

Operator:	Thank you, and our next question comes from the line of Bret Jones with Oppenheimer. Please go ahead.

Bret Jones:	Thanks for taking the question. On the inpatient side, I was wondering if—obviously, you made this deal with IntraNexus —do you think you needed to have a broader footprint on the financial side, and when I say that, I guess, is it a challenge for you to go into a hospital and try and get them to remove the financial system, as well as buying your clinical?

Pat Cline:	It had more to do with getting to a particular scale, as well as a more scalable inpatient financial system. The system that we had, while strong for the smallest of hospitals, it would have been tough to move that system into the 150, 200 and up to 300 bed community hospitals, and while, again, that’s not our market today, we do, as we discussed, see ourselves coming up market in the future, so we wanted to get started now with that system, as I mentioned, as the basis for our new web-based inpatient financial platform.

Bret Jones:	Okay, great. Then, when you’re looking at the deals that you have won on the inpatient side, are those primarily within hospitals that have a financial system from a vendor that doesn’t have a certified clinical system, or are you going in and replacing financial systems, you know, with certified clinical, you know, vendors?

Steve Puckett:	This is Steve, I can answer that. Primarily, we’re replacing both systems, the financial and the clinical. I mean, overwhelmingly, right now, we see in the market people want a unified system. Most cases, they do not have a certified clinical system. Again, we are targeting the smaller, the rural community hospitals, so it’s a new system for them from the EHR perspective. Obviously, they’ve had financial systems for years, but typically they want that unified registration and work flow, all of that. So, it’s a real good opportunity for us. It’s almost always a deal we do together.

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Bret Jones:	Okay, great. Then, can you give us an update on the cross sale of EMR into the RCM footprint that you guys acquired, and vice versa, the RCM into EMR base?

Pat Cline:	We don’t have (those) numbers and, frankly, if we had them we may not disclose them, but I’ll give you sort of a general feel that we still have a lot of room or runway ahead of us to be able to sell the EHR into the RCM base, and vice versa, and we’re working on some new marketing programs to take advantage of those opportunities. We haven’t at all tapped the opportunity that’s ahead of us on both sides of the cross-selling that you mentioned.

Bret Jones:	Okay, and one last quick one on just the margins within implementations. The sequential decline in—or can you talk about what happened in the margins there, because they kind of caught me off guard in terms of how high the cost of goods sold ran this quarter?

Paul Holt:	Yes, this is Paul. I mean, one of the things that we are doing is building out the team, because we’re selling a lot of systems—and you’ve seen the growth in the deferred service revenue—and I think, initially, there are some costs involved in doing that, because you have a training time and you have, or you’re not fully—utilization rates are not quite what they’ll be down the road, but, initially, you have a little bit of ramp up. The good news is, is we’ve got a lot of bankable revenue going forward in terms of implementation services, but you’ve got to have capacity to be able to fill in all that.

Bret Jones:	Any sense for when you’d expect that to normalize and just sort of utilizing that capacity that you have added? Is that a two to three quarter process do you think, or a three to four?

Paul Holt:	Yes, I would spread that out over time.

Bret Jones:	Okay. Thank you.

Operator:	Thank you. Our next question comes from the line of Atif Rahim with JP Morgan. Please go ahead.

Atif Rahim:	Hi. Thanks for taking the question. I guess I had a question on the IntraNexus deal. Could you give us any color on how much you paid for it, whether it was cash, stock, you know, the mix there; and what your plans are for the rest of your cash balance, because that’s been ramping up pretty nicely?

Paul Holt:	Well, let me just say that we’re not in a position on this call to disclose any more than has been disclosed on that deal. There’ll be some additional color available in the near future. But, with respect to the cash balance, once again, as much as I’d love to answer your question, we do

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have a couple of other things that we’re looking at to round out our platforms, but nothing I could announce to you at this point.

Atif Rahim:	Okay, understood. Then, in terms of the mobile technologies that you said you’re investing in, I’m not sure if that’s one of the areas of an acquisition, or is that something you are developing in house; and if there’s any color you could provide on the type of inter technologies that you are going to be launching?

Pat Cline:	I want to be somewhat careful, but NextGen, both on the ambulatory EHR side and on the inpatient side, already has relatively robust mobile platforms, but we are continuing to make investments because—well, I guess because of the obvious, the uptake in utilization of mobile devices and iPads by docs and our core market. So, it’s something that we’re investing in and we’re continuing to build out, and we see in the future the investments that we’ve made being key strategic advantages as we come up against competition. We trying hard to develop things that further differentiate us from our competition so that we can maintain our price points and profitability, et cetera. There’s, as I mentioned, a lot of pricing pressure in the market, but, as Scott mentioned, our discounting percentage hasn’t changed and, you know, so far so good, and a lot of that is because of our sales people, their ability to articulate our value. It’s not all about the cost of the system, a lot of it is about the return that the system provides. So, mobile is part of that and there’s some other things that we’re doing that we feel will also be good differentiators for us.

Atif Rahim:	Okay, and then talking about the competitive landscape, in terms of the new contracts on the ambulatory side, how much of that initiative does—any color and how much of that is coming within your existing base versus, you know, deals that you’re going out to, you know, replace other systems, be it Practice Management or EHR systems at other vendors?

Pat Cline:	Well, we’re seeing both new systems sales and add-on sales both trend up over time. I think, looking at the total number of new contracts, those are new customer contracts, you’re seeing a nice pick up on the new customer side, but existing customers, as we see consolidation and as they add docs and other products, will continue to purchase from us, as well. We’ve got a terrific asset in our customer base of many tens of thousands of health care providers out there. I don’t know what the number is. It’s probably 60 or 70,000 providers today that use NextGen systems. So, as we continue to innovate and bring out new products again, they’ll continue to purchase. But, we’re delighted with the new customer adds that we’re seeing, as well.

Atif Rahim:	Okay, perfect. Thanks very much for the color.

Pat Cline:	Sure.

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Operator:	Thank you, and our next question comes from the line of Sean Weiland with Piper Jaffray. Please go ahead.

Sean Weiland:	Can you talk a little bit—I hate to use the word because it’s overused, but synergies between your inpatient solutions [inaudible] solutions and the revenues cycle management, you know, any kind of metrics you can give us as on how having an inpatient solution helped you win more business for NextGen and vice versa?

Steve Pluckett:	Well, this is Steve. I can tell you, sort of, our first year a lot of what we’ve experienced out there selling. I can give you from the inpatient perspective. As we go into these hospitals, whether they’re small or not, where there are hospitals there are physicians, and it is been a tremendous asset for us to have a robust ambulatory system. I mean, it’s actually been one of our best selling points, and I say that because so many people we compete with in that area of the market have a weaker system ambulatory wise. So, it’s an exciting thing to see that and we’re seeing a lot of synergies in that. We see a lot of opportunities too, for us, with the RCM, as well. Again, these are smaller hospitals, a lot of the staffing is different, and so being able to put a lot of that, from a centralized billing office perspective and that sort of thing, into the hands of like an RCM group is also a great synergy. I don’t know if Scott wants to talk a little bit on the ambulatory side, but that’s definitely what I see on the inpatient.

Scott Decker:	Yes, I would echo that, maybe a little different twist on the synergy with inpatient. I think, from the same point of us now having a complete solution, even to the hospitals that we’re not targeting since we’re more focused on the community hospitals, the fact is that the majority of the hospitals we are talking to are trying to put together ACO strategies right now, and I think it’s still a lot of good constructive conversations and long range vision thinking with them, that we are looking at the inpatient side as well as ambulatory.

On the RCM side, there is obviously huge synergy where Monte’s group and ours are working together jointly, both on existing clients to make sure they are using systems in the best fashion and really give them the full portfolio to help clients across the board, not just on software, but if the service model is a better model we can go that route, as well. So, I think we see quite a bit of synergy.

Sean Weiland:	Okay. So, let me take it from this perspective. So, 100 clients on inpatient solutions, how many of those hospitals have an owned or affiliated medical group that would be a legitimate prospect for NextGen, and how many of them have NextGen?

Pat Cline:	We’re not going to have the exact numbers, of course, but taking the conversation to a slightly higher level, hospitals and doctors’ offices are integrating, whether it’s hospitals purchasing offices, or different tighter management models, and whether it’s coming together to form ACO’s or

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other types of organizations, one thing, it is clear is that physicians and hospitals are integrating, and the number of physician offices that are owned by hospitals continues to increase all the time. So, I would venture a guess that most of the hospitals do have owned offices, hospitalists, and some of them will have, as we start to move up market a little bit, medical groups and faculty practices with teaching institutions, and those types of things. So, the market for the ambulatory EHR is very robust. When we go out and talk to hospitals of all sizes, even the small ones, as was mentioned earlier, those companies that have integrated platforms that span the inpatient, the outpatient, and all the way, as I mentioned, to the consumer, we think we will fare much better in the future. And, I’m talking integration at the database level, not just an interface, an integration at the user interface level, the UI, and that type of thing, which is one of the places where NextGen is going to be differentiated.

Sean Weiland:	Okay, and one quick one. How many sales reps do you have on inpatient solutions? I think you gave us the NextGen number, but not the inpatient number.

Steve Puckett:	There’s a total of six people quota carrying.

Sean Weiland:	Okay, great. Thanks a lot.

Operator:	Thank you, and our next question comes from the line of Anthony Vendetti with Maxim Group. Please go ahead.

Anthony Vendetti:	Thank you. I just have a couple of quick questions on recurring revenues, just what percent that was, and how many SAS deals, and then I had a question on the AMA program.

Paul Holt:	You’re asking about the percentage of revenue that’s recurring this past quarter?

Anthony Vendetti:	Yes.

Paul Holt:	It was 62.3%.

Anthony Vendetti:	Okay, and the number of SaaS deals, either as a percentage of the deals ... [talk over].

Paul Holt:	The SaaS deals was in the low teens, I believe.

Scott Decker:	I think it was 13.

Paul Holt:	Okay. Thank you, Scott. 13.

Anthony Vendetti:	Thirteen, okay. Then, on the AMA program, is that more of a hunting license and what’s the criteria they’re using to choose you and could they

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choose other vendors, and are you offering them any type of special deals under your normal discounts that you typically offer?

Paul Holt:	The AMA offering does have special pricing. It might be characterized as a hunting license but it’s not really just a hunting license, in that the AMA does have an offering that they’re leading with and marketing and advertising to their members, and executing with their members. We’re just starting to see the benefit of that relationship and we’re hopeful with respect to the future, but it’s tough to characterize where that might be going. We think it’s a terrific offering at an attractive price.

Anthony Vendetti:	Okay, but can you clarify if it’s more than a hunting license—in other words, you’re preferred vendor, can they sign up more vendors ... [talk over].

Pat Cline:	We’re a preferred vendor. We do believe that they either have or will sign other vendors. I think they’ve signed, or plan to sign, one or two others. It’s not, in other words, an exclusive relationship.

Anthony Vendetti:	Okay. Do you have any pipeline projections on—or is it too early to say, you know, what this could be or what the potential could be?

Pat Cline:	Nothing I can share with you. Frankly, we’re not sure what the potential is. We do have some internal projections and expectations, but they’re not much more than wild guesses based on everything we know about the relationship, but, again, I’m not at liberty to share that with you at this point.

Anthony Vendetti:	Okay, sure. All right. Thanks.

Monte Sandler:	You’re welcome.

Operator:	Thank you, and our next question comes from the line Ryan Daniels with William Blair & Co. Please go ahead, sir.

Jeremy Lopez:	Hi, thanks. It’s Jeremy for Ryan. I just wanted to dig back into the inpatient a little bit more. I know the last quarter you talked about 50 decisions that are potentially going to be made here in the near term, and I’m curious how that, you know, may be qualitative. I know you kind of want to shy away from an quantitative update on that, but has that continued to increase, and I’m curious how much you think the number of decisions that you are seeing reflects the total market versus kind of your greater sales penetration in that market—sales coverage I should say?

Steve Puckett:	Yes, this is Steve. We see, for the most part, a consistency in that. What we had talked about last quarter, no noticeable change in that. Our pipeline, on our side, continues to grow. As far as the opportunities for us, you know, even in small hospital area we see places where there are folks consolidating those, so when we get one deal it possibly could be four or

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five different hospitals, some as big as 10 or 12, even if they’re small, and some of the deals are just single hospitals, as well. So, for us, some of those decisions can sway and change some of the number of hospitals that we bring on at one time. So, we’re seeing a lot of consistency. Those decisions, I think, remain largely the same as they were.

Jeremy Lopez:	Do you feel like you have, with the six reps, adequate sales coverage to have a pulse on kind of the total market dynamic, or is there opportunity there to expand it further?

Steve Puckett:	Yes, we plan on expanding the inpatient one. We do benefit, too, from cross selling between the two sales forces, as well. So, it’s a great source of pushing markets that were there, hospitals or physicians, and vice versa. So, yes, but we do intend on expanding the inpatient sales force.

Jeremy Lopez:	Great, and do you have a sense, of the 100 hospitals, how many already have either made a decision or have an inpatient electronic health record?

Steve Puckett:	Well, a lot of those, by virtue of them being our clients, have that. Some of the new acquisitions, there are opportunities within those. We’re still flushing through some of those, as well. So, there are some opportunities.

Jeremy Lopez:	Then, I guess, within that community of 100 hospitals, do you also sense on the ambulatory side that the penetration rate is lower than the total market in terms of opportunities to go out and, kind of following up on what Sean was asking about, the cross selling opportunities on the ambulatory side?

Steve Puckett:	Yes. We continue to see those. Really, in all of these acquisitions, there are opportunities to go after those guys, so, yes.

Jeremy Lopez:	Great, and one for Paul, it’s kind of more of a housekeeping question. It seems, based on the systems margin, that the hardware revenue was probably below $1 million, and I wonder if you can give us a kind of feeling where that came in.

Paul Holt:	Well, you’re going to see a lot more color as soon as we file the 10-K document, but why don’t we just—you only have to wait a couple of days and you’ll have all the details you need in terms of the hardware component. I don’t want to conjecture here, but I know we had a strong quarter in terms of license revenue and software revenue, and that clearly helped drive the gross profit margins higher.

Jeremy Lopez:	Okay, fair enough.

Operator:	Thank you, and our next question comes from the line of David Larsen with Leerink Swann. Please go ahead.

David Larsen:	Hi. I think you said you had four Opus sales in the quarter.

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Operator:	It looks like he’s taken himself out of the queue. Let’s take a question from the line of Edward Hemmelgarn with Shaker Investments. Please go ahead.

Edward Hemmelgarn:	Yes, just a little bit more of a follow-up on the inpatient. As you are facing these decisions, or the smaller hospitals are facing decisions and you’re participating, can you talk a little bit about why you’re winning or why you lose?

Steve Puckett:	Yes, I mentioned something earlier that was kind of key, as well. I mean, one of the synergies that we have as a company is a very strong ambulatory suite, and I think that is definitely a positive for us. We’ve moved fast to do a lot of integration within the products; I think that has helped us tremendously too. I think both the size and stature of the Company helps us in this market, as well. There is a lot of players. I mean, some of the people that we replaced, you know, literally, are a very small shop, you know, 20, 30 hospitals, they’ve been around, they’re sort of declining. So, even the name NextGen and the reputation there, they give a lot of comfort to these guys wanting to settle down for a system for a long period of time and invest in that. So, all of those, I guess, are compelling reasons that we see some wins for us.

Edward Hemmelgarn:	In these competitive situations, have you been running into some of the larger players that are focused on the community hospital market?

Steve Puckett:	Yes, we do see some people come down. I mean, there are some new ASP offerings from some of the bigger folks. I think I mentioned one of them the last time that we had this call. We do see that, a little bit. We see some extensions coming. There are certain vendors that offer extension programs for larger systems. So, we do see that. A lot of times, though, the service offerings that these guys are receiving from these vendors is a lot less than full service, they’re offered through third parties. Things like that we see, as well.

Pat Cline:	This is Pat. I’ll pile on just a little bit. I think one of the reasons that hospitals are purchasing from us has to do with their understanding of our vision for the future and the integration of the systems, and what we’re doing with our technology and with our analytics products, and really helping them to position their organizations for the future through what we’re doing. The robustness of our ambulatory EHR, as Steve mentioned, really helps us in the inpatient market, just like, as we’ve mentioned on prior calls, it helps us on the RCM side, too. Nobody in the RCM competitor world has an EHR that will touch NextGen EHR, so that translates to wins both on the RCM side and on the inpatient side. Also, we’ve got a lower cost of ownership on the inpatient side than many of the large companies that are trying to come down market, so we can be very competitive from a pricing standpoint, and in many cases, even though we’re selling at a lower price, you see more profitability in those deals.

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So, I think we’ve got a number of solid advantages in both of those markets.

Edward Hemmelgarn:	I guess I was thinking more of, like, the traditional companies that are serving the smaller community hospital market, like companies like Computer Programs, and CPSI, and some of the others. I mean, are you running into—I can see where you have the cost advantage, clearly, against, you know, companies like Cerner, but what’s been your, you know—have you been running into the likes of CPSI and some of the others that have traditionally been focused on this market?

Pat Cline:	Sure. We typically are going to compete with CPSI and Healthland, and HMS, and a number of other vendors whose core market is that small hospital space, but we’re finding ourselves competing very effectively. As I mentioned, when I talked about our target market, we think that the competition in that space is pretty weak.

Edward Hemmelgarn:	Okay. Thanks.

Operator:	Our next question comes from the line Sandy Draper with Raymond James. Please go ahead.

Sandy Draper:	Great. Thanks. Most of my questions have been asked, just a couple of things. One, Pat or Scott, maybe following up on a question asked earlier, on the ambulatory side, on the EMR wins, can you just give us an approximation or some type of percentage of how often it’s, you know, when you’re going in, you’re replacing a vendor versus someone who doesn’t have an EMR system at all?

Pat Cline:	Scott, do you want to take that? My impression, before you start, is that most of our EHR sales are greenfield, not replacements. Increasingly, we’re seeing ourselves replacing other systems, but I think that’s by far the minority. So, let me turn it over to Scott.

Scott Decker:	That’s my answer

Sandy Draper:	Okay, great. Then, following up on one of the other questions where they came off, was it four or six, I didn’t get the number, inpatient deals this quarter?

Steve Puckett:	Four.

Sandy Draper:	So, it’s four. Okay, great. Then the final question, I think, is for Pat, or maybe coming down on the revenue cycles side. I know you guys have talked about, you know, margins have been sort of hampered a little bit by your inability to fully integrate. Can you remind us, are the earn outs all completely done now and should we expect more margin expansion in the next year or two, or are there other investments besides just, you know,

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inability to fully integrate the businesses that may be holding back margins?

Pat Cline:	The earn outs are behind us at this point. We do have a little bit of an integration road still ahead of us. We’re making good progress, you’re seeing margin expansion, and our plan is to continue to improve the margins and the profitability of that unit.

Sandy Draper:	Okay, great. Those are all my questions. Thanks, guys.

Pat Cline:	Thank you.

Operator:	Our next question comes from the line of Richard Close with Avondale Partners. Please go ahead.

Richard Close:	Yes. Congratulations. Pat or Scott, I was wondering if you could just enlighten us, now that we’re receiving this first wave of incentive payments, have you seen demand ratchet up at all or are we somewhat flattening out right now?

Steven Plochocki:	Scott, why don’t you take that one?

Scott Decker:	I think it certainly has provided more clarity, and so I’d say the last two quarters we feel like we see just the strength of the overall market is improving. I wouldn’t say it’s, you know, overwhelming or dramatic, but I think we are seeing uptick in each of the last two quarters in just the volume of opportunity and activity.

Richard Close:	Okay. Thank you.

Steven Plochocki:	We’ll take one more question, Operator.

Operator:	Okay, sir. Our next question comes from the line of Leo Carpio with Caris & Co. Please go ahead.

Leo Carpio:	Good afternoon, gentlemen. I just want to drill in more on the ACO market opportunity. In terms of your.

Operator:	It looks like he’s taken himself off ... [talk over].

Steven Plochocki:	Operator, we lost that question. We’ll take one more.

Operator:	Okay, no problem. Our next question comes from the line of Gene Mannheimer with Auriga USA. Please go ahead.

Gene Mannheimer:	Well, thank you, thanks for sneaking me in, and nice quarter, guys. A couple of quick ones. Paul, did you happen to mention what was the NextGen software revenue for the quarter?

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Paul Holt:	The NextGen, just standalone NextGen?

Gene Mannheimer:	Yes.

Paul Holt:	No, I did not. I gave out the total revenue, trying not to bury people with too many numbers since we’ve got four segments to talk about now. You’re going to see a lot—this detail is going to be in the K that’s going to be filed here shortly. But, I mean, NextGen standalone systems sales is about 31.6 million.

Gene Mannheimer:	Okay, terrific, and we’ll look forward to the K in a couple of days. Then, you know, it looks like quota carrying reps sell off sequentially by a handful. Is that sort of the outcome of natural selection and is this the right number to look at for fiscal 2012?

Scott Decker:	Yes, that’s correct, it was just attrition occurring. As you guys know, we hired quite a few reps over the last 12 to 18 months. I would set the expectation that we’ll be bringing the number back up as we continue to hire and move to an account management model. So, it will probably trend up the next couple of quarters.

Gene Mannheimer:	Okay, good deal. Then, last one, just a quick one on IntraNexus. Is this to say you would be migrating Sphere customers to IntraNexus over time, or will you continue to invest in both platforms? Thank you.

Pat Cline:	Our plan right now is to integrate those platforms all together. So, no, there isn’t a massive thing to move one to the other. We’re going to converge those platforms together.

Gene Mannheimer:	Thanks.

Steven Plochocki:	Well, thank you all. We really appreciate your time and your support. Just to reiterate, we’ve just completed a record quarter and record year. Many of you on this call know how hard we’ve worked in the last two years to make sure we had our certified products in place for the beginning of the stimulus, the fact that we built up our sales organization and that our pipeline is continuing to build up every quarter as we enter the front end of the stimulus period. So, we’re very bullish on our future, we think we’re nicely positioned along those lines, and we’re hopeful to continue to perform in a superior fashion. Thank you, again, and we’ll talk to you all very soon.

Operator:	Ladies and gentlemen, this concludes our call for today. If you’d like to listen to a replay of today’s conference, please dial 1 800 406-7325 and enter the access code of 4442392. Thank you very much for your participation. You may now disconnect.
END

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